EXHIBIT 99.1

VolitionRx Limited Issues Mid-Year Review Ahead of 2024 Annual Meeting

Henderson, Nevada, June 27, 2024 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company, has issued a mid-year review to stockholders, ahead of its Annual Meeting of Stockholders to be held on July 2, 2024.

Volition’s mid-year review encompasses key highlights including:

•	Expanding access to the Nu.Q® Vet Cancer Test – now available for purchase in 15 countries worldwide.
•	Engaging in active commercial discussions with significant players in the liquid biopsy, IVD, sepsis and oncology space.
•	Preparing Data Rooms for potential near-term licensing opportunities.

To find out more about Volition’s achievements, please read the company’s mid-year review here.

https://volition.com/2024-mid-year-review-with-cameron-reynolds-group-ceo/

Cameron Reynolds, President and Group Chief Executive Officer, said:

“So far this year we have successfully supported our veterinary licensing and distribution partners to launch our Nu.Q® Vet Cancer test and progressed our Nu.Q® NETs product for sepsis, Nu.Q® Lung Cancer and Capture-PCR™ technologies to be ready for licensing.

“We have a large amount of study data that we expect is close to being ready for inclusion in the data rooms and we have interest from key industry players. Our focus in the second half of 2024 will include negotiating our first licensing deal in the human space.

“We believe we have made great progress in our mission throughout the first half of 2024; some fantastic achievements by our whole team across the different pillars, further broadening and strengthening our Intellectual Property portfolio and representing, in our opinion, several significant commercial opportunities that are ready for commercialization through licensing. We have plans in place for the remainder of this year and beyond. Exciting times ahead!”

Volition is developing simple, easy-to-use, cost-effective blood tests to help diagnose and monitor a range of life-altering diseases in both humans and animals. For more information about Volition’s technology go to: www.volition.com

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About Volition

Volition is a multi-national company focused on advancing the science of epigenetics. Volition is dedicated to saving lives and improving outcomes for people and animals with life-altering diseases through earlier detection, as well as disease and treatment monitoring.

Through its subsidiaries, Volition is developing and commercializing simple, easy to use, cost-effective blood tests to help diagnose and monitor a range of diseases, including some cancers and diseases associated with NETosis, such as sepsis. Early diagnosis and monitoring have the potential not only to prolong the life of patients, but also improve their quality of life.

Volition's research and development activities are centered in Belgium, with an innovation laboratory and office in the U.S. and additional offices in London and Singapore.

The contents found at Volition's website address are not incorporated by reference into this document and should not be considered part of this document.  Such website address is included in this document as an inactive textual reference only.

Media Enquiries:

Louise Batchelor/Debra Daglish, Volition, mediarelations@volition.com +44 (0)7557 774620

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to, among other topics, Volition’s expectations related to revenue opportunities and growth, the timing, completion, success and delivery of data from clinical studies, the timing of publications, , the effectiveness and availability of Volition’s blood-based diagnostic, prognostic and disease monitoring tests, Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases as well as serving as a diagnostic, prognostic or disease monitoring tools for such diseases, and Volition’s success in securing licensing and/or distribution agreements with third parties for its products. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including, without limitation, results of studies testing the efficacy of its tests. For instance, if Volition fails to develop and commercialize diagnostic, prognostic or disease monitoring products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic, prognostic or disease monitoring products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics and disease monitoring market and its rapid technological change; downturns in domestic and foreign economies; and other risks, including those identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this press release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics™, Capture-PCR™ and Nu.Q® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners.

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